UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 20, 2021

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262		01-0609375
(Commission File Number)		(IRS Employer Identification No.)

2905 Premiere Parkway NW Suite 300
Duluth,	GA	30097
(Address of principal executive offices)		(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Trading
Title of each class	Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	ABG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information under Section 2.03 below is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

2021 BofA Real Estate Facility

On May 20, 2021, Asbury Automotive Group, Inc. (the “Company”) and certain of its subsidiaries borrowed $184,365,000 under a real estate term loan credit agreement, dated as of May 10, 2021 (as amended, restated or supplemented from time to time, the “2021 BofA Real Estate Credit Agreement”), by and among the Company, certain of the Company’s subsidiaries that own or lease the real estate financed thereunder, as borrowers or guarantors, Bank of America, N.A., as administrative agent and the various financial institutions party thereto, as lenders, which provides for term loans in an aggregate amount equal to $184,365,000 million, subject to customary terms and conditions (the “2021 BofA Real Estate Facility”). The Company used the proceeds from these borrowings to finance the exercise of its option to purchase certain of the leased real property under the definitive agreements entered into in connection with the acquisition of the Park Place dealerships. The Company completed the purchase of the leased real property on May 20, 2021. The 2021 BofA Real Estate Credit Agreement would have terminated automatically in accordance with its terms if the real estate purchase had not been consummated by June 30, 2021.

Term loans under our 2021 BofA Real Estate Facility bear interest, at our option, based on (1) LIBOR plus 1.65% per annum or (2) the Base Rate (as described below) plus 0.65% per annum. The Base Rate is the highest of (i) the Federal Funds rate plus 0.50%, (ii) the Bank of America prime rate, and (iii) one month LIBOR plus 1.0%. We will be required to make 39 consecutive quarterly principal payments of 1.00% of the initial amount of each loan, with a balloon repayment of the outstanding principal amount of loans due on the maturity date. The 2021 BofA Real Estate Facility matures ten years from the initial funding date. Borrowings under the 2021 BofA Real Estate Facility are guaranteed by us and each of our operating dealership subsidiaries that leased the real estate now financed under the 2021 BofA Real Estate Facility, and are collateralized by first priority liens, subject to certain permitted exceptions, on all of the real property financed thereunder.

The representations and covenants in the 2021 BofA Real Estate Credit Agreement are customary for financing transactions of this nature, including, among others, a requirement to comply with a minimum consolidated current ratio, minimum consolidated fixed charge coverage ratio and maximum consolidated total lease adjusted leverage ratio, in each case as set out in the 2021 BofA Real Estate Credit Agreement. In addition, certain other covenants could restrict our ability to incur additional debt, pay dividends or acquire or dispose of assets. The 2021 BofA Real Estate Credit Agreement also provides for events of default that are customary for financing transactions of this nature, including cross-defaults to other material indebtedness. Upon the occurrence of an event of default, we could be required by the 2021 BofA Real Estate Credit Agreement to immediately repay all amounts outstanding thereunder.

The foregoing description of the 2021 BofA Real Estate Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the 2021 BofA Real Estate Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this report.

Exhibit No.	Description

10.1	Credit Agreement, dated May 10, 2021, by and among Asbury Automotive Group, Inc., certain subsidiaries party thereto, the various financial institutions party thereto as lenders, and Bank of America, N.A., as administrative agent*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K, and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits or schedules upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: May 20, 2021	By:	/s/ George A Villasana
	Name:	George A. Villasana
	Title:	Senior Vice President, Chief Legal Officer & Secretary